UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 26, 2010

SOLITARIO EXPLORATION & ROYALTY CORP.

(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	001-32978 (Commission File Number)	84-1285791 (I.R.S. Employer Identification No.)

4251 Kipling Street, Suite 390
Wheat Ridge, CO 80033
(Address of principal executive offices)

Registrant's telephone number, including area code:	(303) 534-1030

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under th Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 1.01	Entry into a Material Definitive Agreement

On August 26, 2010, Solitario Exploration & Royalty Corp. ("Solitario") and Ely Gold & Minerals Inc. ("Ely") entered into a binding letter of intent ("LOI") between Solitario and Ely to joint venture Ely's Mt. Hamilton gold project situated at the southern end of the prolific Battle Mountain gold trend in eastern Nevada (the "Joint Venture") The Mt. Hamilton project is an advanced gold project where over 314 drill holes have defined the Centennial gold deposit. Under the LOI, Solitario may earn up to an 80% interest in the project by completing various staged commitments.

On signing the LOI, Solitario subscribed for a private placement of 3,333,333 units of Ely at a price of CDN$0.15 per Unit for an aggregate consideration of approximately CDN$500,000. Each unit consists of one common share and one-half share purchase warrant entitling the holder of a whole warrant to purchase an additional share of Ely for CDN$0.25, with such warrant expiring two years from the subscription date. The private placement consists of two tranches: the first tranche of CDN$250,000 is to be funded on or before August 31, 2010, subject to TSX Venture Exchange ("TSX-V") acceptance; the second tranche will be funded upon Ely shareholder and TSX-V approval of the Joint Venture anticipated no later than late-October 2010.

Solitario will be conducting due diligence on the Mt. Hamilton project through the date of TSX-V approval after Ely shareholder approval and may elect to terminate the LOI for any reason prior to the receipt of such approvals. Thereafter, unless the LOI has already been terminated, Solitario will be committed to spend $1.0 million on exploration and feasibility work and to pay US$300,000 in an advanced royalty payment. After completing these initial commitments, Solitario may elect to terminate its interest in the Joint Venture at any time and will have no further earn-in obligations on the project. Prior to receipt of the approval of its shareholders, Ely may terminate the LOI in order to pursue an alternative proposal if deemed superior to the transactions contemplated by the LOI, provided that Ely pays Solitario a US$300,000 termination fee.

To earn its full 80% interest in the Joint Venture and fulfill other LOI commitments Solitario is further required to:

Make cash payments to DHI Minerals (U.S.) Ltd., the subsidiary of Ely which will hold Ely's interest in the Joint Venture, totaling US$2.75 million in cash, issue 300,000 shares of Solitario common stock, and subscribe to US$2.50 million worth of Ely common stock at market, all of which are scheduled from 2011 through mid-2015.

Make payments of US$300,000 per year in advanced royalty payments that are deductable against future production royalties to the underlying royalty owner, and prior to commercial production, pay $5.0 million to reduce the NSR royalty rate from 8% to 3%.

Complete a bankable feasibility study.

Upon request, arrange 100% project financing for development of the Mt. Hamilton project after completion of a bankable feasibility study. Construction and permitting costs incurred after feasibility will be shared pro-rata, however, Ely may elect to have Solitario fund all costs with such costs, plus interest, to be repaid by the Joint Venture to Solitario out of 80% of Ely's share of net proceeds from the Joint Venture.

The foregoing description of the LOI does not purport to be complete and is qualified in its entirety by reference to the LOI, which is filed as Exhibit 99.1 hereto and incorporated into this report by reference.

ITEM 3.02     UNREGISTERED SALES OF EQUITY SECURITIES

Subject to the terms and conditions of the LOI, including Ely shareholder and TSX-V approval of the Joint Venture, and assuming Solitario does not elect to terminate the LOI or its interest in the Joint Venture prior to issuance, Solitario will issue to DHI Minerals (U.S.) Ltd., up to 300,000 of its common stock in the amounts and on the dates set forth in the LOI pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibits	Exhibit Description
99.1	Letter of intent between Solitario Exploration & Royalty Corp. and Ely Gold and Minerals Inc. regarding private placement and the Joint Venture.
99.2	Solitario Exploration & Royalty Corp. press release dated August 27 , 2010

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

August 31, 2010

Solitario Exploration & Royalty Corp.

By:	/s/ James R. Maronick
James R. Maronick, Chief Financial Officer

EXHIBIT INDEX
Exhibits	Exhibit Description
99.1	Letter of intent between Solitario Exploration & Royalty Corp. and Ely Gold and Minerals Inc. regarding private placement and the Joint Venture.
99.2	Solitario Exploration & Royalty Corp. press release dated August 27 , 2010

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